Subsidiary Companies of Huntingdon Life Sciences Group plc



Name                                           Jurisdiction

Huntingdon Life Sciences Ltd                   England & Wales
Huntingdon Life Sciences Inc                   Delaware, USA
HIH Capital Ltd                                Jersey
HIH Ltd                                        England & Wales
HRC Ltd                                        England & Wales
Huntingdon Research Centre Ltd                 England & Wales
Huntingdon Consulting Engineers Ltd            England & Wales
Huntingdon LSR Ltd                             England & Wales
Paragon Global Services Ltd                    England & Wales
Pathfinder Protek Ltd                          England & Wales
Life Science Research Ltd                      England & Wales
Aquatox Ltd                                    England & Wales
Huntingdon Life Sciences Co., Ltd              Japan